Exhibit 15.1

April 28, 2025
INLIF LIMITED
No. 88, Hongsi Road Yangxi New Area, Honglai Town Nan’an City, Quanzhou The People’s Republic of China Consent Letter on INLIF LIMITED–FORM 20-F

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to INLIF LIMITED (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the filing of Annual Report on Form 20-F for the year ended December 31, 2024.

We hereby consent to the reference to our name and the inclusion of our opinion in such annual report.

This consent is rendered solely to you for the filing on Form 20-F and may not be used for any other purpose.

Yours faithfully,

Beijing Dacheng Law Offices, LLP (Fuzhou)

/s/ Qiushi Li
Qiushi Li
Attorney at Law